                                                                    EXHIBIT 10.8



              [LETTERHEAD OF HIGH VOLTAGE ENGINEERING CORPORATION]



December 1, 1992



Mr. Paul H. Snyder
Tulip Tree Lane
Rumson, NJ 07760

Dear Paul:

Over the last few days, we have carefully considered our various discussions with you, and are pleased to offer you the position of Chief Operating officer of High Voltage Engineering Corporation ("HVE"). We are confident that your experience base, enthusiasm and personality will enable you to contribute a great deal to HVE and we look forward to working together with you.

The terms of your employment will be as follows:

1. Your duties and responsibilities will be determined by the Chief Executive Officer and President of HVE. The division presidents and corporate staff of HVE will have their direct reporting relationships to you, and you will be the most senior operating officer of HVE reporting to us. We will work together with you as a senior management team providing strategic direction to HVE's operating divisions.

2. Your base salary will be $170,000 per annum subject to annual increase on the anniversary of your commencement date. This annual review will primarily take into account the effect of inflation, and also your job performance and the financial condition of HVE. This amount is $10,000 greater than the base salary we had discussed, in part to compensate you for your current car allowance. Business use of your private car will be reimbursed at standard rates.

       As we have discussed, we do not expect that there will be significant growth in base salary over the years. Our operating philosophy is to provide potential to achieve significant current cash compensation through the performance based bonus program described in the next paragraph.

3. On an annual basis, commencing after your first full fiscal year of employment, you will be entitled to a guaranteed bonus of $10,000. A pro-rated amount will be payable to you on May 1, 1993 for the period you are employed by HVE up to that date. Additionally, commencing with your first full fiscal year of employment, you will be eligible for a performance based bonus of up to $40,000. The performance based bonus will be determined based on predetermined operating objectives for each Fiscal Year set by the Chief Executive Officer and President. Payment of all corporate bonuses is subject to HVE being in compliance with all of its financial and contractual obligations.

4. You will receive a 2% equity participation in Letitia Corporation, the holding company of HVE. Details of this participation are set out in Appendix 1.

5. HVE will pay all reasonable out-of-pocket costs associated with your relocation from New Jersey to Massachusetts. This will include the brokerage commission on the sale of your current home, the cost of moving your personal possessions and the cost of your transportation to Boston as well as the costs of legal fees and title search on your new home. We would appreciate you managing these costs as effectively as possible. Additionally, in order to compensate you for additional expenses you might incur, HVE will pay you $16,400 as a settling in allowance, and will pay for reasonable temporary accommodations in Boston.

6. You will participate in the benefit package available to all HVE employees as more fully described in the attached Benefits Connection package. Additionally, HVE will reimburse you for the cost of one annual physical examination, to the extent that this is not paid for by HVE's health plan.

7. In the event that you are terminated from your employment by HVE without cause, you will continue to be paid your then current base salary for a maximum of the period set out in the following table, and in any event such payment will cease when you are Alternatively Employed. Alternatively Employed will mean the date on which you commence a new job, undertake a new venture or otherwise generate earned income (eg. consulting) . For purposes of this paragraph, we will consider cause for termination to be willful misconduct of a material nature.

                                                            Maximum Period
       Time of Termination                                   For Payments
       -------------------                                  --------------

       Commencement of employment with HVEC                    18 months
       After 1 month of employment                             17 months
       After 2 months of employment                            16 months
       After 3 months of employment                            15 months
       After 4 months of employment                            14 months
       After 5 months of employment                            13 months
       After 6 months of employment                            12 months
       and thereafter

8. As a condition to our offering you this position, we request that you sign the covenant not to compete with HVE attached as Appendix 2.

We admire the length and depth of your experience, and your totally modern approach to manufacturing competitiveness. We very much look forward to starting our work together and incorporating your unique contribution to the High Voltage strategy. This offer of employment is effective as of January 4, 1993, and we understand that your likely commencement date will be shortly after New Year. Please call us if you have any questions.

Sincerely,


/s/ Laurence S. Levy (PP)                     /s/ Clifford Press
------------------------------------          ----------------------------------
Laurence S. Levy                              Clifford Press
Chief Executive Officer                       President


AGREED AND ACCEPTED:


/s/ Paul H. Snyder
------------------------------------
Paul H. Snyder

Date: 12/3/92
      ------------------------------

                                                                      APPENDIX 1



                                 Paul H. Snyder

                      Participation in Letitia Corporation


1. At your request, we will set up a limited partnership called the High Voltage Executive Partnership ("HVEP"). Hyde Park Holdings, Inc. ("Hyde Park") will be the general partner of HVEP and at this time you will be the only limited partner of HVEP. All economic value accruing within HVEP will accrue to the benefit of the limited partners and the general partners will have the right to manage the partnership.


2. Your right to acquire your limited partnership interest will vest over a five (5) year period, subject to you being employed by HVE on the relevant vesting date. Accordingly, provided you are employed by HVE on the relevant vesting date, you will be able to acquire the following total percentages of the limited partnership interest of HVEP:

                                             Percentage of HVEP
                                            Limited Partnership
                 Date                             Interest
                 ----                       -------------------

              May 1, 1994                           20%
              May 1, 1995                           40%
              May 1, 1996                           60%
              May 1, 1997                           80%
              May 1, 1998                          100%

       In the event that a majority interest in HVE is sold to an unrelated third party, or in the event of your death, your unvested limited partnership interest will immediately vest. The subscription price will be $10 for the 100% HVEP limited partnership interest and a proportionate amount for a lesser limited partnership interest.

3. On HVEP's formation, Letitia Corporation ("Letitia") will grant HVEP an option to acquire on a fully diluted basis 2% of the currently outstanding common equity of Letitia at an exercise price of $300,000. This option will be subject to future dilution so long as such dilution affects all shareholders proportionately.

4. If you leave HVE's employment for whatever reason, or at Letitia's or HVE's election at any time, you will sell your vested HVEP limited partnership interest back to Letitia for $10. As a consequence thereof, you will become entitled to a bonus payment from HVE equivalent to the "Market Value" (see point 5 below) of the option held by HVEP. Such bonus payment will be paid to you in two equal installments. The first such bonus payment will be paid when Market Value has been determined and the second payment will be paid one year later and will accrue interest at the rate of 10% per annum until the date it is due. However, in the event of your death when employed, the entire amount will be paid when Market Value has been determined. The making of these bonus payments or payment by HVE is subject to HVE having adequate cash available and compliance with applicable covenants and restrictions and if not paid when due will accrue interest at the base rate of the First National Bank of Boston, until paid.

5. "Market Value" will be defined as the value of the option held by HVEP. Market Value will be determined by HVE's Board of Directors. In setting this value, the Board will take into account the likely trading price of HVE's stock if it were publicly traded on a national stock exchange, subject to the stock's and the option's lack of marketability and the fact that they are stock in, and an option over, a minority shareholding in HVE. In our experience, these two factors should result in a discount of approximately 25% from the public trading value.

                                                                      Appendix 2


                               NON-COMPETITION AND
                            CONFIDENTIALITY AGREEMENT

       AGREEMENT made this 1st day of December, 1992, BY and between Paul H. Snyder of Tulip Tree Lane, Rumson, New Jersey (hereinafter referred to as the "Employee") and High Voltage Engineering Corporation, a Massachusetts corporation with its principal place of business at The Schrafft Center, 529 Main Street, Boston, Massachusetts 02129 (hereinafter referred to as the "Employer").

       WHEREAS, in consideration of Employer offering Employee the position of Chief Operating Officer of the Employer, (the Employer and all subsidiaries of the Employer being collectively referred to as the "Company"); and

       WHEREAS, the willingness of the Employer to grant such employment is conditioned upon Employee's undertaking of the commitments and obligations set forth in this Agreement and Employee recognizes that as an employee of the Employer, Employee may or will have access to Confidential Information as defined in Section 3 below;

       NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged by the Employee, the Employee agrees with the Employer as follows:

       1. NON-COMPETITION. Employee covenants and agrees that while he is employed by the Employer and for a period of two (2) years after the termination of his employment with the Employer he will not: (a) engage directly or indirectly in any manner in any business which shall manufacture, market or provide the same or substantially similar products or services as the products or services of the Company, as manufactured, marketed or performed by the Company at the time the Employee leaves the employment of the Employer or at any time within one year before such time, anywhere in the United States or abroad; or (b) solicit, induce or attempt to induce, directly or indirectly, any customers, suppliers, distributors, officers or employees of the Company to terminate their relationships with the Company. As used herein, to "compete" or "be competitive with" means to be involved for his own account or that of another, as owner, principal, stockholder (except as a stockholder owning less than 1% of any class of the securities of any publicly traded entity), director, employee, officer, consultant, partner, joint venturer or in any other business capacity with any business or entity which manufacturers, markets or provides the same or substantially similar products or services as the Company, or which solicits for employment or employs any present or former employees of the Company. Notwithstanding the foregoing, if a corporation has operations that are within the scope of the foregoing prohibitions ("Other Corporations"), but also has one or more subsidiaries that conduct operations that are completely outside the scope of the foregoing prohibitions ("Unrelated Subsidiaries"), Employee shall not be prohibited from employment exclusively by any such Unrelated Subsidiary, provided all his activities relate only to the Unrelated Subsidiary and are performed at plants and offices of such Unrelated Subsidiary that are geographically separate from any of the operations of such Other Corporation that are within the scope of the foregoing prohibitions. The Employee acknowledges that the Company's business is being (or will be) carried on throughout the United States. The Employee agrees that the remedy at law for any breach of the foregoing, and of the other provisions of this Agreement (including without limitation Section 3), will be inadequate, and that the Employer shall be entitled to injunctive relief for any such breach in addition to whatever other remedies, including money damages, may be available to the Employer under law.

       2. EMPLOYER'S RIGHTS TO INVENTIONS. The Employee hereby assigns to the Employer his entire right, title and interest in and to any patentable or copyrightable material and any inventions, improvements or discoveries (whether or not patentable) (collectively, "Inventions") conceived of or first reduced to practice by the Employee, whether individually or jointly with others, during the period of employment hereunder (whether or not during working hours) or within six (6) months thereafter, which relate to any of the machines, devices, processes, products or business of the Company, or are made or created on the Employer's premises or using the Employer's equipment and facilities and which are of interest to the Employer, all of which it is agreed are the sole and exclusive property of the Employer. The Employee shall promptly disclose such inventions to the Employer and will assist the Employer in any reasonable manner to obtain for its own benefit patents thereon in any and all countries, and will execute, when requested, patent applications and assignments thereof - and any other lawful documents deemed necessary by the Employer to carry out the purposes of this Section 2. Any assistance to be rendered by the Employee in accordance with this Section 2 shall be rendered without further compensation than is otherwise provided to the Employee, but at the expense of the Employer; provided, however, that if the Employee is called upon to render such assistance after the termination of his employment, then he shall be entitled to a fair and reasonable per them fee in addition to the reimbursement of any expenses incurred on behalf of the Employer. All inventions or discoveries of the Employee known by him or on which he is working alone or with others, at the date hereof, or any improvements on which he is working at the date hereof, are listed on the schedule attached hereto.

       3. EMPLOYEE'S OBLIGATIONS ON TRADE SECRETS. The provisions of this
Section 3 shall remain in effect indefinitely from this day forward, whether during or after the termination of the Employee's employment relationship with the Employer. Except to the extent that the proper performance of the Employee's duties to the Employer may require disclosure to other employees of the Company, or to others, the Employee agrees that he will not for any reason or at any time disclose to any person any secret or confidential information relating to the processes, products, properties, machinery, apparatus, methods, designs, know-how, inventions, improvements, trade secrets, suppliers, customers or customers' requirements of the Employer, or any other secret or confidential information (whether or not labeled as such) relating to the Employer or its products. For the purposes of this Agreement, secret or confidential information shall mean any information not generally and properly available to those engaged in the business to which the information relates prior to its disclosure to the Employee. Upon the termination of his employment with the Company, Employee will promptly deliver to the Employer all technical data, drawings, memoranda, samples, customer lists and other documents or items of property in his possession or control which relate to the foregoing matters, and will neither retain nor distribute copies thereof.

       4. COMPLETE AGREEMENT. Except as described below, this Agreement sets forth the entire understanding between the parties with reference to the subject matter hereof and may not be modified or terminated and no requirement of or breach of this Agreement can be waived orally or otherwise than by a writing signed by the Employee and by the Employer. Any prior contract relating to the subject matter hereof is hereby superseded and canceled and shall be of no further force and effect, excepting, however, any prior agreement with respect to the subject matter of Sections 2 and 3 hereof, which the Employee specifically reaffirms from the date of such prior agreement to the date hereof, but which henceforth will be superseded by this Agreement to the extent there is any inconsistency with this Agreement. This Agreement does not constitute an employment agreement or alter Employee's status as an employee-at-will.

       5.     Miscellaneous.
              -------------

              (a) This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts.

              (b) The section headings herein are for convenience of identification only, and are not intended to affect the content, meaning or construction of this Agreement.

              (c) Waiver of any provision of this Agreement on any occasion shall not constitute or imply waiver OF such provision on any other occasion, or of any other term or provision hereof.

              (d) Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified mail, to his residence (as shown at the beginning of this Agreement) in the case of Employee, or to its principal office in the case of the Employer, Attention:
President.

              (e) The unenforceability or invalidity of any provision or provisions of this Agreement, or of the application thereof in any circumstances or to any extent, shall not render unenforceable or invalid any other provision or provisions herein contained, or the application of such provision or provisions in any other circumstances or to any other extent, and each of the provisions of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement shall be held by any court of competent jurisdiction to be excessively broad as to duration, geographic scope, activity or subject, it shall be deemed to extend only over the maximum duration, geographic scope, activity or subject as to which such provision shall be valid and enforceable under applicable law.

              (f) This Agreement shall inure to the benefit of and shall be binding upon any successor and assigns OF the Employer.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal as of the day and year first above written.

HIGH VOLTAGE ENGINEERING CORPORATION

/s/ Clifford Press
------------------------------------
Clifford Press
President

/s/ Paul H. Snyder
------------------------------------
Paul H. Snyder